Exhibit 23(b)
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT
We have issued our report dated June 18, 2009, with respect to the financial statements of Sturm Foods, Inc. for the years ended March 31, 2009 and 2008, included as exhibits in the Current Report on Form 8-K of TreeHouse Foods, Inc. as filed on February 16, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on February 16, 2010 (as amended on March 2, 2010) and to the use of our name as it appears under the caption “Experts” in the Prospectus Supplement dated February 16, 2010, which forms a part of the Registration Statement.
/s/ GRANT THORNTON LLP
Appleton, Wisconsin
March 2, 2010